Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY:
United Capital Corp.
Reports Fourth Quarter and Year End Results

COMPANY CONTACT:
Anthony J. Miceli
Chief Financial Officer
(516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, February 24, 2009…   United Capital Corp. (NYSE Alternext: AFP) today reported results for the fourth quarter and year ended December 31, 2008 (see Table attached).

Total revenues for the year ended December 31, 2008 were $72.9 million, generating operating income of $9.6 million.  Realized losses on the Company’s marketable security portfolio of ($24.1) million resulted in a loss from continuing operations of ($5.1) million or ($.60) per basic share.  Income from discontinued operations, which primarily reflect the sale of properties from the Company’s real estate portfolio, were $6.7 million, on a net of tax basis, in the year ended December 31, 2008, resulting in net income of $1.6 million or $.19 per basic share.  This compares to total revenues, operating income, income from continuing operations, income from discontinued operations and net income of $71.8 million, $13.1 million, $17.4 million, $10.1 million and $27.5 million, respectively, in 2007.

The 2007 results include gains on the sale of real estate of $16.7 million, on a pre-tax basis, and $5.7 million from the taking of one of the Company’s New York City properties.

At December 31, 2008, the Company had $8.3 million in net unrealized losses on its marketable security portfolio which will be reflected as a component of accumulated other comprehensive loss in the Company’s consolidated balance sheet, on a net of tax basis, and are not reflected in the results above.

In the quarter ended December 31, 2008, total revenues were $16.5 million, down from $18.2 million in the comparable 2007 period.  Losses of $8 million were realized on the Company’s marketable security portfolio in the fourth quarter, which resulted in a loss from continuing operations of ($3.1) million.  A gain on the sale of a property, reflected as income from discontinued operations of $6.6 million, on a net of tax basis, was realized in the quarter, resulting in net income of $3.4 million or $.41 per basic share.

A.F. Petrocelli, Chairman of United Capital Corp., noted “our manufacturing and hotel businesses have been significantly impacted by the global recession we are now facing, and while we are deeply disappointed by the losses from our marketable security portfolio, our core real estate business continues to generate significant cash flow and our overall financial position remains strong.”

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2007 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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TABLE FOLLOWS

UNITED CAPITAL CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS
 (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenues	$16,477	$18,218	$72,921	$71,771
Operating income	$1,508	$3,062	$9,647	$13,123
Other income (expense)	$(5,704)	$2,285	$(16,741)	$13,222
(Loss) income from continuing operations before income taxes	$(4,196)	$5,347	$(7,094)	$26,345
(Benefit) provision for income taxes	$(1,062)	$1,936	$(2,019)	$8,929
(Loss) income from continuing operations	$(3,134)	$3,411	$(5,075)	$17,416
Income from discontinued operations	$6,583	$32	$6,691	$10,120
Net income	$3,449	$3,443	$1,616	$27,536

Basic earnings per share:
(Loss) income from continuing operations	$(.37)	$.41	$(.60)	$2.10
Income from discontinued operations	.78	.01	.79	1.22
Net income per share	$.41	$.42	$.19	$3.32

Diluted earnings per share:
(Loss) income from continuing operations	$(.37)	$.34	$(.60)	$1.71
Income from discontinued operations	.78	.01	.79	.99
Net income per share assuming dilution	$.41	$.35	$.19	$2.70

Weighted average shares outstanding:
Basic	8,483	8,294	8,418	8,290
Diluted	8,483	9,950	8,418	10,185